Exhibit 3.g
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES B
JUNIOR PREFERRED STOCK
OF
COEUR D’ALENE MINES CORPORATION

December 7, 2007
     COEUR D’ALENE MINES CORPORATION, a corporation organized and existing under the Idaho Business Corporation Act, hereby certifies as follows:
1.	The name of the Corporation is Coeur d’Alene Mines Corporation (the “Corporation”). The original Certificate of Designation, Preferences and Rights of Series B Junior Preferred Stock (the “Certificate of Designation”) was executed on May 11, 1999 and was filed with the Secretary of State of the State of Idaho on May 13, 1999.
2.	This Certificate of Amendment to the Certificate of Designation amends the Certificate of Designation as set forth below and was duly authorized by the resolutions of the Board of Directors (the “Board”) of the Corporation on May 8, 2007 in accordance with the Corporation’s Articles of Incorporation, as amended, and the authority vested in the Board under Section 1 of the Certificate of Designation.
3.	The text of Section 1 of the Certificate of Designation is hereby deleted and is amended in its entirety to read as follows:
“Section 1. Designation and Amount.
There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series B Junior Preferred Stock,” $1.00 par value per share, and the number of shares constituting such series shall be Seven Million Five Hundred Thousand (7,500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Junior Preferred Stock to a number less than that of the shares outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.”
[Signature Page Follows]

     IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Designation, Preferences and Rights of Series B Junior Preferred Stock is executed on behalf of the Corporation by its duly authorized officer as of the date first written above.
COEUR D’ALENE MINES CORPORATION

By:

Name:	Dennis E. Wheeler
Title:	Chairman, President and Chief Executive Officer

Attest:

Name: Kelli C. Kast
Title: Secretary

State of Idaho	)
	)	ss:
County of Kootenai	)
     On this 7th day of December, 2007, before me Deborah Kerr, a Notary Public in and for the State of Idaho, personally appeared Dennis E. Wheeler, Chairman, President and Chief Executive Officer of Coeur d’Alene Mines Corporation, known to me to be the person who executed the foregoing Certificate of Designation and acknowledged to me that he executed the same pursuant to authority given by the Board of Directors of such corporation as their free and voluntary act, and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

My commission expires: September 15, 2009

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